EXHIBIT 99.1

NEWS RELEASE

Visa Inc. Reaches Preliminary Agreement to Amend Transaction with Visa Europe

San Francisco, CA, April 21, 2016 – Visa Inc. (NYSE:V) today announced that, in response to feedback received from the European Commission, the Company and Visa Europe have reached preliminary agreement to amend their Transaction Agreement to eliminate the earn-out portion of the transaction consideration. The terms of the transaction remain otherwise unchanged.

Instead of an earn-out, the cash consideration payable in the transaction will be increased by €1.75 billion: €750 million payable upon closing, and €1.0 billion, plus 4% compound annual interest, payable on the third anniversary of closing. The transaction remains subject to the negotiation of the definitive documentation of this amendment and regulatory approval. While the parties continue to work toward closing as soon as possible, closing could extend beyond the end of the Company’s fiscal third quarter.
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About Visa Inc.
Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are identified by words such as “will,” "could," and other similar expressions. Examples of forward-looking statements include, but are not limited to, statements Visa Inc. makes about the likelihood and timing of EC approvals and closing of the acquisition.
By their nature, forward-looking statements: (i) speak only as of the date they are made; (ii) are not statements of historical fact or guarantees of future performance; and (iii) are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from Visa Inc.’s forward-looking statements due to a variety of factors, including the risk that the transaction may not be consummated; matters arising in connection with the parties' efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and various other factors, including those contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, and Visa Inc.’s other filings with the U.S. Securities and Exchange Commission.
You should not place undue reliance on such statements. Except as required by law, Visa Inc. does not intend to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Connie Kim, 212-521-3962, globalmedia@visa.com